Exhibit 99.1

TREE.COM REPORTS FIRST QUARTER 2010 RESULTS

CHARLOTTE, N.C., April 30, 2010 — Tree.com, Inc. (NASDAQ: TREE) today announced Q1 2010 Adjusted EBITDA of $0.8 million, an improvement of $0.4 million over the prior quarter and an $8.4 million decrease from prior year.  Tree’s first quarter 2010 revenue was $48.0 million, up from $47.8 million in Q409.  Including $2.6 million in restructuring charges, principally for the building consolidation announced last quarter, Tree reported a GAAP loss of $0.56 per share on a net loss of $6.1 million, an improvement over the loss of $1.92 per share in the prior quarter on a net loss of $21 million.

Doug Lebda, Chairman and CEO of Tree.com stated, “Overall, I am cautiously pleased with the performance of our core business in the first quarter.  Both the Exchanges and the LendingTree Loans segments reported positive results despite the continuing headwinds in the mortgage market.  The difficult economic conditions and normal seasonality also took a toll on our real estate business.  It is precisely for this reason that our strategy of building out new non-mortgage verticals is so critical, and we are looking forward to the launch of the Tree.com site this summer.”

Tree.com CFO Matt Packey added, “In this tough market, we are pleased to be able to deliver another positive Adjusted EBITDA quarter.  Our focus on disciplined spending has allowed us to lever up our marketing to achieve flat revenue quarter-over-quarter while keeping the Adjusted EBITDA in positive territory.  However, with real estate values staying low, upward pressure on interest rates and government stimulus fading, we will need to continue to push hard toward achieving the lower end of our earnings guidance for the year.”

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Revenue	$48.0	$47.8	0%	$57.3	(16)%

Cost of Revenue *	$14.0	$16.5	(15)%	$18.1	(23)%

Operating Expenses*	$33.2	$30.9	7%	$30.0	11%

Adjusted EBITDA **	$0.8	$0.4	122%	$9.2	(91)%
EBITDA **	$(2.9)	$(18.5)	84%	$6.1	147%

Restructuring	$2.6	$2.8	(8)%	$0.8	210%
Litigation Settlements and Contingencies	$0.0	$12.8	NM	$0.4	(96)%

Net Income/(Loss)	$(6.1)	$(21.0)	71%	$3.2	295%

Net Income/(Loss) Per Share	$(0.56)	$(1.92)	71%	$0.33	270%
Diluted Net Income/(Loss) Per Share	$(0.56)	$(1.92)	71%	$0.32	275%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Operating Income/Loss.

Information Regarding Q1 Results

•                  First quarter 2010 revenue was virtually flat quarter-over-quarter and decreased 16% year-over-year.   Quarter-over-quarter, we saw stronger performance from the LendingTree Loans and Exchanges segments as low rates, higher advertising levels, and expansion of our new verticals led to top-line improvements.  These gains were offset somewhat by continued declines in the Real Estate Segment due to significant deteriorations in the number of closings and average transaction values as average home price has continued to decline.   The year-over-year decrease reflects the refi-boom impact of first quarter 2009, when historically low rates and significant media and government attention created unprecedented consumer refinance demand.

•                  First quarter 2010 Adjusted EBITDA improved $0.4 million quarter-over-quarter, despite the increased investment in marketing, with the LendingTree Loans and Lending Exchanges segments each reporting positive results in the quarter from revenue growth.  Adjusted EBITDA decreased $8.4 million year-over-year, reflecting both lower revenue and the return to normalized levels of advertising spend in first quarter 2010 compared to the prior year when we significantly curtailed marketing spend and achieved higher revenue because of a market driven surge in refinance activity.

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Revenue - Direct Lending
Origination and Sale of Loans	$23.4	$20.6	13%	$32.8	(29)%
Other	$2.3	$2.3	0%	$1.6	45%
Total Revenue - Direct Lending	$25.7	$22.9	12%	$34.4	(25)%

Cost of Revenue *	$10.2	$10.2	(1)%	$11.9	(14)%

Operating Expenses*	$12.7	$9.8	30%	$7.2	78%

Adjusted EBITDA **	$2.8	$2.9	(5)%	$15.3	(82)%
EBITDA **	$2.6	$2.6	2%	$15.0	(83)%

Litigation Settlements and Contingencies	$0.0	$0.1	NM	$0.4	(96)%

Operating Income	$2.1	$1.9	14%	$14.2	(85)%

Metrics - Direct Lending
Purchased loan requests (000s)	59.2	61.5	(4)%	57.7	3%
Closed - units (000s)	2.7	2.7	1%	3.3	(16)%
Closed - units (dollars)	$608.5	$622.6	(2)%	$714.8	(15)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Operating Income/Loss.

LendingTree Loans

First quarter 2010 revenue increased 12% quarter-over-quarter on flat closed units and slightly lower average loan amounts.  The quarter-over-quarter increase was primarily due to the fact that fourth quarter 2009 included $4.8 million more in loan losses as a result of loan loss settlements in that period.  First quarter revenue decreased 25% from the same period last year on a 16% decrease in closed units and a 10% decrease in the average revenue per loan.  We anticipated a year-over-year decline as first quarter 2009 was bolstered by extraordinary levels of refinance loan activity.

Operating expenses increased $3.0 million quarter-over-quarter and $5.6 million year-over-year largely driven by increased marketing spend.  The quarter-over-quarter increase in marketing was the result of a normal seasonal uptick in spend, in addition to an investment in testing and implementing new sources of lead volume.  The lending segment has also undertaken an expansion of its team of loan officers.  In the first quarter, LendingTree Loans had a net addition of nearly 20 LOs, a greater than 10% increase over the prior quarter.   This investment in licensing and training will position this segment well for a favorable market when it does return.

EXCHANGES SEGMENT

Exchanges Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Revenue - Exchanges
Match Fees	$14.2	$12.3	15%	$10.0	42%
Closed Loan Fees	$3.3	$5.3	(37)%	$6.4	(48)%
Inter-segment Revenue	$7.7	$5.1	50%	$1.9	296%
Other	$0.9	$0.4	113%	$0.8	20%
Total Revenue - Exchanges	$26.1	$23.1	13%	$19.1	37%

Cost of Revenue *	$1.1	$1.9	(40)%	$1.9	(40)%

Operating Expenses*	$21.3	$17.5	21%	$14.7	45%

Adjusted EBITDA **	$3.7	$3.7	0%	$2.5	45%
EBITDA **	$3.2	$1.4	128%	$1.7	87%
Operating Income	$2.6	$0.7	281%	$1.5	76%

Metrics - Exchanges
Matched requests (000s)	337.1	279.3	21%	366.3	(8)%
Closing - units (000s)	9.1	11.6	(22)%	14.3	(36)%
Closing - units (dollars)	1,663.4	2,291.5	(27)%	$2,625.0	(37)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Operating Income/Loss.

Exchanges

Exchanges revenue in first quarter 2010 increased 13% compared to Q409 and 37% compared to first quarter 2009.  Match fee revenue has improved 15% Q/Q and 42% Y/Y due largely to the expansion of our new consumer services (education, auto and home services), which now account for more than 50% of our matched consumer requests.  Additionally, pricing changes on the lending exchange increased the average match fee and decreased the average closed loan fee earned from network lenders.  This planned pricing action, with a greater emphasis on up-front match fee revenue, more closely aligns the value of the transaction with our marketing efforts.  Inter-segment revenue has increased significantly Q/Q and Y/Y reflecting higher volume sold and a higher transfer price (cost plus margin) charged to LendingTree Loans.

Operating expenses increased $3.7 million quarter-over-quarter and increased $6.6 million year-over-year.  The increases Q/Q are the result of higher seasonal marketing expense on the lending exchanges as well as the expanded marketing spend on our new consumer verticals.  On a Y/Y basis, the increased spend primarily reflects the very low levels of spend in first quarter 2009 as a result of the market-driven surge in refinance activity.

REAL ESTATE SEGMENT

Real Estate Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Total Revenue - Real Estate	$3.9	$6.9	(43)%	$5.8	(32)%
Cost of Revenue *	$2.5	$4.3	(43)%	$3.9	(36)%
Operating Expenses*	$2.3	$2.5	(5)%	$4.8	(52)%
Adjusted EBITDA **	$(0.9)	$0.1	NM	$(2.9)	69%
EBITDA **	$(1.0)	$(2.5)	63%	$(3.8)	75%
Operating Loss	$(1.9)	$(3.6)	(46)%	$(5.2)	(63)%

Metrics - Real Estate
Closing - units (000s)	0.8	1.3	(38)%	1.2	(32)%
Closing - units (dollars)	$164.6	$278.3	(41)%	$281.4	(42)%
Agents - RealEstate.com, REALTORS®	910	1,145	(21)%	1,213	(25)%
Markets - RealEstate.com, REALTORS®	20	20	0%	20	0%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Operating Income/Loss.

Real Estate

First quarter 2010 Real Estate revenue decreased $3.0 million, or 43%, from Q409 and $1.9 million, or 32%, from first quarter 2009.  These decreases are primarily due to continued declines in the number of total real estate transactions (down 38% quarter-over-quarter and 32% year over year) and lower average home prices (down 5% quarter-over-quarter and 13% year-over-year).  Additionally, first quarter 2010 ended with 21% fewer agents quarter-over-quarter and 25% fewer agents year-over-year.

Adjusted EBITDA declined $1.0 million quarter-over-quarter and improved $2.0 million year-over-year.  The quarter-over-quarter deterioration was driven by the lower revenue in the period.  The primary driver of the year-over-year improvement in Adjusted EBITDA, despite lower revenue, is lower operating expense which decreased $2.5 million year-over-year.  The reductions in operating expense were across marketing as well as general and administrative, reflecting prior cost cutting initiatives.

CORPORATE

Unallocated Corporate Costs and Eliminations

$s in millions

			Q/Q		Y/Y
	Q1 2010	Q4 2009	% Change	Q1 2009	% Change
Inter-segment Revenue - elimination	$(7.7)	$(5.1)	(50)%	$(1.9)	(296)%
Cost of Revenue *	$0.3	$0.1	149%	$0.6	(43)%
Inter-segment Marketing - elimination	$(7.6)	$(5.1)	(49)%	$(1.9)	(294)%
Operating Expenses*	$4.3	$6.2	(30)%	$5.2	(17)%
Adjusted EBITDA **	$(4.7)	$(6.3)	25%	$(5.8)	19%
EBITDA **	$(7.8)	$(19.9)	61%	$(6.9)	(13)%

Restructuring	$2.5	$0.2	895%	$0.2	1454%
Litigation Settlements and Contingencies	$0.0	$12.8	NM	$—	NM

Operating Loss	$(8.2)	$(20.3)	(60)%	$(7.3)	12%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Operating Income/Loss.

Corporate

The eliminations both in revenue and in marketing principally represent the elimination of inter-segment transfer pricing charged from Exchanges to LendingTree Loans for leads.  Operating expenses decreased $1.8 million quarter-over-quarter and decreased $0.8 million year-over-year.  The quarter-over-quarter decrease was largely due to lower employee costs and lower legal consulting in the quarter.  The year-over-year decreases in operating expense were primarily driven by lower employee costs reflecting prior cost-cutting initiatives.

Liquidity and Capital Resources

As of March 31, 2010, Tree.com had $73.1 million in unrestricted cash and cash equivalents, compared to $86.1 million as of December 31, 2009.  Under the previously announced $10 million share repurchase program, which began in February with the opening of the Tree.com trading window, the Company repurchased 78,790 shares at an average price of $8.43 in open market transactions and has approximately $9.3 million of repurchase authorization remaining.  As of March 31, 2010, LendingTree Loans had three committed lines of credit totaling $165 million of borrowing capacity.  Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The loans held for sale and warehouse lines of credit balances as of March 31, 2010 were $100.7 million and $83.5 million, respectively.  On April 28, 2010, Home Loan Center (“HLC”) entered into an amendment to its existing warehouse line of credit with Bank of America.  The amendment extends the termination date from April 30, 2010 to June 29, 2010.  The amendment also decreases the percentage of loans originated by HLC which are required to be sold to Bank of America from 50% to 25% of Conventional Conforming loans and 25% of Government Mortgage Loans.  The amount of the “pair-off fee” charged on the difference between the required and actual volume of loans sold to Bank of America is also reduced from 0.375% to 0.250%.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing the Company’s first quarter financial results on Friday, April 30, 2010 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audio cast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands, except
	per share amounts)
Revenue
LendingTree Loans	$25,738	$34,372
Exchanges and other	18,374	17,129
Real Estate	3,899	5,759
Total revenue	48,011	57,260
Cost of revenue
LendingTree Loans	10,154	11,856
Exchanges and other	1,452	2,467
Real Estate	2,455	3,864
Total cost of revenue (exclusive of depreciation shown separately below)	14,061	18,187
Gross margin	33,950	39,073
Operating expenses
Selling and marketing expense	20,146	13,822
General and administrative expense	12,702	16,299
Product development	1,366	1,608
Litigation settlements and contingencies	16	394
Restructuring expense	2,610	842
Amortization of intangibles	943	1,263
Depreciation	1,509	1,664
Total operating expenses	39,292	35,893
Operating (loss) income	(5,342)	3,180
Other income (expense)
Interest income	7	48
Interest expense	(166)	(151)
Total other (expense), net	(159)	(103)
(Loss) income before income taxes	(5,501)	3,077
Income tax (provision) benefit	(645)	83
Net (loss) income	$(6,146)	$3,160
Weighted average common shares outstanding	10,960	9,676
Weighted average diluted shares outstanding	10,960	9,739
Net (loss) income per share available to common shareholders
Basic	$(0.56)	$0.33
Diluted	$(0.56)	$0.32

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(unaudited)
	(In thousands, except par value and
	share amounts)
ASSETS:
Cash and cash equivalents	$73,051	$86,093
Restricted cash and cash equivalents	12,173	12,019
Accounts receivable, net of allowance of $974 and $518, respectively	7,149	6,835
Loans held for sale ($99,471and $92,236 measured at fair value, respectively)	100,716	93,596
Prepaid and other current assets	10,104	10,758
Total current assets	203,193	209,301
Property and equipment, net	12,397	12,257
Goodwill	12,152	12,152
Intangible assets, net	56,683	57,626
Other non-current assets	602	496
Total assets	$285,027	$291,832
LIABILITIES:
Warehouse lines of credit	$83,498	$78,481
Accounts payable, trade	9,840	5,905
Deferred revenue	1,781	1,731
Deferred income taxes	2,033	2,211
Accrued expenses and other current liabilities	42,058	54,694
Total current liabilities	139,210	143,022
Income taxes payable	488	510
Other long-term liabilities	14,589	12,010
Deferred income taxes	16,088	15,380
Total liabilities	170,375	170,922

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,227,117 and 10,904,330 shares, respectively, and outstanding 11,148,327 and 10,904,330 shares, respectively	112	109
Additional paid-in capital	902,370	901,818
Accumulated deficit	(787,163)	(781,017)
Treasury stock 78,790 and -0- shares, respectively	(667)	—
Total shareholders’ equity	114,652	120,910
Total liabilities and shareholders’ equity	$285,027	$291,832

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(6,146)	$3,160
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Loss on disposal of fixed assets	4	638
Amortization of intangibles	943	1,263
Depreciation	1,509	1,664
Non-cash compensation expense	1,094	1,177
Non-cash restructuring expense	93	161
Deferred income taxes	530	—
Gain on origination and sale of loans	(23,400)	(32,764)
Loss on impaired loans not sold	—	61
Loss on sale of real estate acquired in satisfaction of loans	368	34
Bad debt expense	75	79
Changes in current assets and liabilities:
Accounts receivable	(390)	684
Origination of loans	(608,365)	(714,441)
Proceeds from sales of loans	626,226	747,332
Principal payments received on loans	180	446
Payments to investors for loan repurchases and early payoff obligations	(2,236)	(876)
Prepaid and other current assets	(175)	(421)
Accounts payable and other current liabilities	(7,997)	2,901
Income taxes payable	59	(126)
Deferred revenue	(36)	(14)
Other, net	2,573	287
Net cash (used in) provided by operating activities	(15,091)	11,245
Cash flows from investing activities:
Acquisitions	—	(1,000)
Capital expenditures	(1,609)	(592)
Other, net	446	458
Net cash used in investing activities	(1,163)	(1,134)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	551,088	592,347
Repayments of warehouse lines of credit	(546,070)	(596,374)
Issuance of common stock, net of withholding taxes	(539)	1,909
Purchase of treasury stock	(667)	—
Increase in restricted cash	(600)	(200)
Net cash provided by (used in) financing activities	3,212	(2,318)
Net (decrease) increase in cash and cash equivalents	(13,042)	7,793
Cash and cash equivalents at beginning of period	86,093	73,643
Cash and cash equivalents at end of period	$73,051	$81,436

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS — BY SEGMENT

(Unaudited)

	For the Three Months Ended March 31, 2010:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$25,738	$26,051	$3,899	$(7,677)	$48,011
Cost of revenue (exclusive of depreciation shown separately below)	10,154	1,128	2,455	324	14,061
Gross margin	15,584	24,923	1,444	(8,001)	33,950
Operating expenses:
Selling and marketing expense	7,998	19,085	689	(7,626)	20,146
General and administrative expense	4,816	1,593	1,541	4,752	12,702
Product development	131	882	168	185	1,366
Litigation loss contingencies and settlements	16	—	—	—	16
Restructuring expense	7	140	—	2,463	2,610
Amortization of intangibles	—	295	636	12	943
Depreciation	490	319	334	366	1,509
Total operating expenses	13,458	22,314	3,368	152	39,292
Operating income (loss)	2,126	2,609	(1,924)	(8,153)	(5,342)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	295	636	12	943
Depreciation	490	319	334	366	1,509
EBITDA	2,616	3,223	(954)	(7,775)	(2,890)
Restructuring expense	7	140	—	2,463	2,610
Loss on disposal of assets	—	—	1	3	4
Non-cash compensation	131	333	55	575	1,094
Litigation loss contingencies and settlements	16	—	—	—	16
Adjusted EBITDA	$2,770	$3,696	$(898)	$(4,734)	$834
Reconciliation to net loss in total:
Operating loss per above					$(5,342)
Other expense, net					(159)
Loss before income taxes					(5,501)
Income tax provision					(645)
Net loss					$(6,146)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS - BY SEGMENT

(Unaudited)

	For the Three Months Ended March 31, 2009:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$34,372	$19,067	$5,759	$(1,938)	$57,260
Cost of revenue (exclusive of depreciation shown separately below)	11,856	1,891	3,864	576	18,187
Gross margin	22,516	17,176	1,895	(2,514)	39,073
Operating expenses:
Selling and marketing expense	2,114	11,968	1,678	(1,938)	13,822
General and administrative expense	4,974	2,784	2,699	5,842	16,299
Product development	150	632	534	292	1,608
Litigation loss contingencies and settlements	363	7	25	—	395
Restructuring expense	(108)	58	733	159	842
Amortization of intangibles	70	50	1,143	—	1,263
Depreciation	787	199	260	418	1,664
Total operating expenses	8,350	15,698	7,072	4,773	35,893
Operating income (loss)	14,166	1,478	(5,177)	(7,287)	3,180
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	50	1,143	—	1,263
Depreciation	787	199	260	418	1,664
EBITDA	15,023	1,727	(3,774)	(6,869)	6,107
Restructuring expense	(108)	58	733	159	842
Loss on disposal of assets	—	638	—	—	638
Non-cash compensation	69	113	98	897	1,177
Litigation loss contingencies and settlements	363	7	25	—	395
Adjusted EBITDA	$15,347	$2,543	$(2,918)	$(5,813)	$9,159
Reconciliation to net income in total:
Operating income per above					$3,180
Other expense, net					(103)
Income before income taxes					3,077
Income tax benefit					83
Net income					$3,160

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com’s Non-GAAP Measures

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation loss contingencies and settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Other

REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009, September 30, 2009, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com